ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Fourth Quarter of 2016
- - -

BROKEN ARROW, Oklahoma, December 13, 2016 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the fourth quarter and fiscal year ended September 30, 2016.

“The financial results for the fiscal fourth quarter reflects the third consecutive quarter of steady performance from our Cable TV segment, both in top-line revenue and bottom line results, attributable to solid demand across its customer base. While revenue from our Telco segment was below expectations for the fourth quarter, the opportunities for long-term growth within this segment remain significant. As such, we are continuing to make certain changes within our Telco segment, including expanding its sales force and the end-user customer base, which are expected to drive growth in future quarters,” commented David Humphrey, President and CEO of ADDvantage Technologies.

“In October 2016, we completed the acquisition of Triton Datacom, a leading provider of new and refurbished enterprise networking products, including desktop phones, enterprise switches and wireless routers. We believe there are many areas where our businesses are complementary in nature in the telecom sector.  Also, the steady demand in the desktop phone segment is an exciting new niche market for us to tap into and expand Triton’s market share,” continued Mr. Humphrey.

“We see an exciting path forward for the Company as we execute upon our strategy to further diversify our operations across new segments of the communications equipment and services market.  The investments we have made through strategic acquisitions and partnerships have placed us in a much stronger position for long-term success as we look to drive shareholder value,” concluded Mr. Humphrey.

Results for the three months ended September 30, 2016

Consolidated sales increased slightly to $9.8 million for the three months ended September 30, 2016 compared with $9.6 million for the same period ended September 30, 2015.

Consolidated operating, selling, general and administrative expenses increased $0.5 million, or 18%, to $3.1 million for the three months ended September 30, 2016 from $2.6 million for the same period last year.  This increase was primarily due to $0.3 million in Telco segment expenses, while the Cable TV segment increased $0.2 million.

Net loss for the three months ended September 30, 2016, was $0.2 million, or $0.02 per diluted share, compared with a net income of $0.2 million, or $0.02 per diluted share, for the same period of 2015. The net loss for the fourth quarter of 2016 includes $0.6 million of charges for the obsolete and excess inventory reserve and lower of cost or market adjustments from the Telco segment.

Consolidated EBITDA for the three months ended September 30, 2016 was a loss of $0.2 million compared with income of $0.8 million for the same period ended September 30, 2015.

Results for the fiscal year ended September 30, 2016

Consolidated sales decreased 12% to $38.7 million for the fiscal year ended September 30, 2016 compared with $43.7 million for the fiscal year ended September 30, 2015. The decrease in sales resulted from a decrease in the Cable TV and Telco segments of $2.4 million and $3.0 million, respectively.  The decrease in sales for the Cable TV segment was due primarily to a decrease in sales in the first quarter resulting from an overall weakness in the market in that quarter.  The decrease in sales for the Telco segment was due in part to the absence of $2.3 million in used equipment sales to an end-user customer in fiscal year 2015.  In addition, the Company believes the decreased in the Telco segment sales volume in 2016 was due to delays in capital expenditures from major customers due to weak economic conditions and budgetary constraints in the first quarter of fiscal year 2016.

Consolidated operating, selling, general and administrative expenses decreased $0.6 million, or 5%, to $12.1 million for the fiscal year ended September 30, 2016 from $12.7 million for the fiscal year 2015.  This decrease was primarily due to a decrease in expenses for the Telco segment of $1.1 million, partially offset by an increase in Cable TV segment expenses of $0.5 million.

Net income for the fiscal year ended September 30, 2016 was $0.3 million, or $0.03 per diluted share, compared with $1.5 million or $0.15 per diluted share, for the fiscal year ended September 30, 2015.  The net income for fiscal year 2016 includes $0.6 million of charges for the obsolete and excess inventory reserve and lower of cost or market adjustments from the Telco segment.

Consolidated EBITDA for fiscal year ended September 30, 2016 was $1.6 million compared with $3.8 million for the fiscal year ended September 30, 2015.

Cash and cash equivalents were $4.5 million as of September 30, 2016, compared with $6.1 million as of September 30, 2015.  The Company generated $3.5 million of cash from operations for the fiscal year ended September 30, 2016.  This was offset by $3.0 million of advances to the strategic joint venture, YKTG Solutions, LLC, in connection with the cell tower decommission project for a U.S. wireless provider, $1.0 million of deferred consideration payments related to the Nave Communications acquisition and $0.9 million of principal payments on the Company’s notes payable.  As of September 30, 2016, the Company had inventory of $21.5 million compared with $23.6 million as of September 30, 2015.

Earnings Conference Call

The Company will host a conference call today, Tuesday, December 13th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-690-2876 (domestic) or 913-312-0696 (international). All dial-in participants must use the following code to access the call: 5925708. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 27, 2016 at 844-512-2921 (domestic) or 412-317-6671 (international). Participants must use the following code to access the replay of the call: 5925708.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.    In addition, EBITDA as presented excludes other income, interest income and income from equity method investment.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2016	2015	2016	2015
Sales	$9,766,167	$9,627,532	$38,663,264	$43,733,620
Cost of sales	7,141,427	6,548,565	26,222,381	28,434,731
Gross profit	2,624,740	3,078,967	12,440,883	15,298,889
Operating, selling, general and administrative expenses	3,109,706	2,641,663	12,097,022	12,722,679
Income (loss) from operations	(484,966)	437,304	343,861	2,576,210
Other income (expense):
Other income	279,565	–	459,636	–
Interest income	59,564	–	90,686	–
Loss from equity method investee	(107,975)	–	(184,996)	–
Interest expense	(51,735)	(69,716)	(236,024)	(305,310)
Total other income (expense), net	179,419	(69,716)	129,302	(305,310)

Income (loss) before income taxes	(305,547)	367,588	473,163	2,270,900
Provision (benefit) for income taxes	(114,000)	157,000	179,000	773,000

Net income (loss)	$(191,547)	$210,588	$294,163	$1,497,900

Earnings (loss) per share:
Basic	$(0.02)	$0.02	$0.03	$0.15
Diluted	$(0.02)	$0.02	$0.03	$0.15
Shares used in per share calculation:
Basic	10,134,235	10,063,563	10,107,483	10,055,552
Diluted	10,136,986	10,063,563	10,111,545	10,055,552

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Cable TV	Telco	Total	Cable TV	Telco	Total

Operating income (loss)	$496,905	$(981,871)	$(484,966)	$397,392	$39,912	$437,304
Depreciation	84,659	24,889	109,548	82,254	26,858	109,112
Amortization	−	206,451	206,451	−	206,451	206,451
EBITDA	$581,564	$(750,531)	$(168,967)	$479,646	$273,221	$752,867

	Twelve Months Ended September 30, 2016			Twelve Months Ended September 30, 2015
	Cable TV	Telco	Total	Cable TV	Telco	Total

Operating income (loss)	$1,478,676	$(1,134,815)	$343,861	$2,210,414	$365,796	$2,576,210
Depreciation	322,076	99,874	421,950	296,876	111,827	408,703
Amortization	−	825,804	825,804	−	825,805	825,805
EBITDA	$1,800,752	$(209,137)	$1,591,615	$2,507,290	$1,303,428	$3,810,718

(a)	The Telco segment includes earn-out expenses of $0.2 and $0.7 million for the year ended September 30, 2016 and 2015, respectively, related to the acquisition of Nave Communications.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	September 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$4,508,126	$6,110,986
Accounts receivable, net of allowance for doubtful accounts of $250,000	4,278,855	4,286,377
Inventories, net of allowance for excess and obsolete inventory of $2,570,868 and $2,756,628, respectively	21,524,919	23,600,996
Income tax receivable	480,837	–
Prepaid expenses	323,289	153,454
Total current assets	31,116,026	34,151,813

Property and equipment, at cost
Land and buildings	7,218,678	7,218,678
Machinery and equipment	3,833,230	3,415,164
Leasehold improvements	151,957	151,957
Total property and equipment, at cost	11,203,865	10,785,799
Less: Accumulated depreciation	(4,993,102)	(4,584,796)
Net property and equipment	6,210,763	6,201,003

Investment in and loans to equity method investee	2,588,624	–
Intangibles, net of accumulated amortization	4,973,669	5,799,473
Goodwill	3,910,089	3,910,089
Deferred income taxes	1,333,000	1,490,000
Other assets	135,988	134,678

Total assets	$50,268,159	$51,687,056

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,857,953	$1,784,482
Accrued expenses	1,324,652	1,358,681
Income tax payable	–	122,492
Notes payable – current portion	899,603	873,752
Other current liabilities	963,127	982,094
Total current liabilities	5,045,335	5,121,501

Notes payable, less current portion	3,466,358	4,366,130
Other liabilities	131,410	1,064,717
Total liabilities	8,643,103	10,552,348

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,634,893 and 10,564,221 shares issued, respectively; 10,134,235 and 10,063,563 shares outstanding, respectively	106,349	105,642
Paid in capital	(4,916,791)	(5,112,269)
Retained earnings	47,435,512	47,141,349
Total shareholders’ equity before treasury stock	42,625,070	42,134,722

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	41,625,056	41,134,708

Total liabilities and shareholders’ equity	$50,268,159	$51,687,056